As filed with the Securities and Exchange Commission on October 24, 2003
                         Registration No. 03-000031
    ====================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C.  20549

                                   FORM F-3
         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        INTERTAPE POLYMER GROUP INC.
          (Exact Name of Registrant as Specified in its Charter)

                                    Canada
                        (State or other jurisdiction
                      of incorporation or organization)

                           110E Montee de Liesse
                    St. Laurent, Quebec, Canada H4T 1N4
                               (514) 731-7591
 (Address and telephone number of Registrant's Principal Executive Offices)

                             Burgess H. Hildreth
                         Intertape Polymer Group Inc.
                            3647 Cortez Road West
                           Bradenton, Florida 34210
                               (941) 727-5788
        (Name, address, and telephone number of Agent for Service)

Approximate date of commencement of proposed sale to public:

As soon as practicable after the date this Registration Statement becomes effective.
                                 ____________

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.____

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _______

                      CALCULATION OF REGISTRATION FEE
 ===========================================================================

Title of Each Class   Amount to be        Proposed         Proposed         Amount of
of Securities to be    Registered          Maximum          Maximum      Registration Fee
   Registered                          Offering Price      Aggregate
                                        Per Share(1)     Offering Price
   Common Shares       1,030,767           $8.82          $9,091,364.94      $736.40


(1) Estimated, pursuant to Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Shares of the Registrant as reported on the New York Stock Exchange on October 22, 2003.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                                     PROSPECTUS DATED
                                                               October 23, 2003

                        INTERTAPE POLYMER GROUP INC.
                          1,030,767 Common Shares

     This Prospectus relates to the offer and sale of 1,030,767 common shares of INTERTAPE POLYMER GROUP INC. (the "Offered Shares") currently held by the Selling Shareholder, N. QUINTAS, SGPS, S.A., formerly known as N. QUINTAS - PROJECTOS E INVESTIMENTOS, S.A., a public limited liability company organized under the laws of Portugal, which Selling Shareholder received as part of the purchase price in connection with Intertape Polymer Group's acquisition of fifty percent of the issued and outstanding common shares of FIBOPE PORTUGUESA-FILMES BIORIENTADOS S.A., a corporation organized under the laws of Portugal ("Fibope"). Intertape Polymer Group now owns all of the issued and outstanding common shares of Fibope. The Offered Shares may be offered from time to time by the Selling Shareholder for its own benefit. Intertape Polymer Group will receive none of the proceeds of sales made by the Selling Shareholder. All expenses of registration incurred in connection with this offering are being borne by Intertape Polymer Group, except that the Selling Shareholder will bear the cost of commissions or discounts payable upon the sale of the Offered Shares offered hereby.

     All or a portion of the Offered Shares offered hereby may be offered for sale, from time to time on the New York Stock Exchange, under the symbol "ITP," at the then-current market price. As of October 22, 2003, the closing market price of Intertape Polymer Group's common shares on the NYSE was $8.82 per share. All brokers' commissions, concessions or discounts will be paid by the Selling Shareholder.

     The Selling Shareholder and any broker executing selling orders on behalf of the Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS," BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus is October 23, 2003.


                               PROSPECTUS SUMMARY

     This section summarizes all material information contained in this Prospectus, however, this summary does not contain all of the information regarding Intertape Polymer Group that may be important to you. You should read this entire Prospectus, as well as the more detailed information, financial statements and related notes which are incorporated in this Prospectus by reference.

     Intertape Polymer Group develops and manufactures industrial plastic packaging products. Intertape Polymer Group engaged in a series of acquisitions to broaden its product line and to provide its customers with one-stop shopping by offering a "basket of products."

     On July 14, 2003, Intertape International Corp., a wholly-owned U.S. subsidiary of Intertape Polymer Group, completed the acquisition from the Selling Shareholder, N. QUINTAS - PROJECTOS E INVESTIMENTOS, S.A., now known as
N. QUINTAS, SGPS, S.A., a public limited liability company organized under the laws of Portugal, of fifty percent of the issued and outstanding common shares of Fibope Portuguesa-Filmes Biorientados S.A., a corporation organized under the laws of Portugal ("Fibope"). As a result of this acquisition, Intertape International Corp., a 100% owned indirect subsidiary, now owns all of the issue and outstanding common shares of Fibope. Fibope is a manufacturer and distributor of shrink film based in Portugal and established seven years ago. The purchase price of the Fibope Shares was approximately $7.2 million, to be paid in two installments: (1) the initial payment of $5,978,448 was paid through the issuance of Intertape Polymer Group's common stock, which constitute the Offered Shares hereunder; and (2) the second payment (subject to fulfillment of certain contingencies) not to exceed $1,195,690, is due eighteen (18) months thereafter. In connection with the initial payment, the Selling Shareholder received 1,030,767 Common Shares of Intertape Polymer Group which are being offered hereunder to the public at their then-current market price on the New York Stock Exchange. This offer is to remain open until the earlier of (a) the date on which all of the Offered Shares have been sold, (b) the date on which all of the Offered Shares can be sold without registration without regard to the volume restrictions of Rule 144 under the Securities Act, or (c) June 25, 2005. Intertape Polymer Group will not receive any proceeds from the sale of the Offered Shares. Intertape Polymer Group will pay all costs of the registration.

     Intertape Polymer Group was incorporated under the Canada Business Corporations Act on December 22, 1989. Its principal offices are located at 110 E Montee de Liesse, St. Laurent, Quebec, Canada H4T 1N4, and its phone number is (514) 731-7591.


                                  RISK FACTORS

     The purchase of the Offered Shares involves a high degree of risk. The following are the material risk factors applicable to Intertape Polymer Group's operations which should be carefully considered by prospective investors prior to acquiring any of the Offered Shares:

     Certain expected cost reductions may not be realized this year. Intertape Polymer Group previously announced a program to reduce its costs. As a part of its cost reduction program, at the beginning of the second quarter of 2003, Intertape Polymer Group announced the consolidation of three existing regional distribution centers (RDCs) into a new facility in Danville, Virginia, adjacent to existing manufacturing operations. The consolidation work is proceeding but there have been some weather-related construction delays. Consequently, it is possible that some of the expected savings that had been previously announced will not be realized in 2003.

     Shortages in raw material decrease sales. In the past, there have been shortages from time to time in the supply of certain resins. In the event there are shortages, Intertape Polymer Group's sales would decrease.

     Increases in raw material costs reduces gross margins. The cost of raw materials began to rise in the third quarter of 2002. Intertape Polymer Group has initiated a number of price increases to offset the increased costs; however, as a result of continued economic weakness, it has been difficult, and may continue to be difficult, for Intertape to pass on these increases.

     Future acquisitions of companies may have an adverse effect on Intertape Polymer Group's business, financial condition and operations. An important aspect of Intertape Polymer Group's business strategy is to acquire the assets of companies that will complement our existing products, expand its marketing area, improve distribution efficiencies, and enhance its technological capabilities. Financial risks to Intertape Polymer Group in connection with future acquisitions include the use of its cash resources, incurring additional debt and liabilities, and potentially dilutive issuances of equity securities. Further, there are possible operational risks including difficulties assimilating the operations, products, technology, information systems and personnel of acquired companies; the loss of key personnel of acquired entities; the entry into markets in which Intertape Polymer Group has no or limited prior experience; and difficulties honoring commitments made to customers of the acquired companies prior to the acquisition. The failure to adequately address these risks could adversely affect Intertape Polymer Group's business.

     Intertape Polymer Group's credit facilities and bank indebtedness contain covenants that under certain circumstances limit Management's discretion in certain business matters. The Amended and Restated Note Agreements entered into in December 2001, as amended, relating to the US$137 million Senior Notes and US$137 million Series A and Series B Senior Notes and the Credit Agreement entered into in December 2001, as amended, relating to Intertape Polymer Group's revolving credit facilities contain financial and operating covenants that limit the discretion of Intertape's management in certain business matters which may restrict Intertape Polymer Group's ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on, among other things, Intertape Polymer Group's ability to incur additional indebtedness, to create liens or other encumbrances, to make certain payments (including dividends and repurchases of Intertape Polymer Group's common shares), and to sell or otherwise dispose of assets and merge or consolidate with other entities. The revolving credit facilities also require Intertape Polymer Group to meet certain financial ratios and tests that may require Intertape Polymer Group to take action to reduce its debt or act in a manner contrary to its business objectives. Failure by Intertape Polymer Group to comply with the obligations in its Credit Agreement and Amended and Restated Note Agreements could result in an event of default which, if not cured or waived, could permit acceleration of Intertape Polymer Group's indebtedness under the revolving credit facilities and Note Agreements and could allow the creditors and/or noteholders thereunder to exercise their security interests, both of which could have a material adverse effect on the Company.

     New products may fail to attract customers. Intertape Polymer Group's business plan involves the introduction of new products, which are both developed internally and obtained through acquisition. In the event the market does not accept these products or competitors introduce similar products, Intertape Polymer Group's ability to expand its markets and generate organic growth would be negatively impacted and there would be an adverse affect on its financial condition and operating results.

     Intertape Polymer Group may not be able to compete successfully with its larger competitors. The larger competitors of Intertape Polymer Group have greater financial resources than Intertape Polymer Group. There can be no assurance that Intertape Polymer Group will be able to continue to compete successfully with such companies. Competition could result in pricing pressure, fewer customer orders and reduced margins. Competitive pressure could have a material adverse effect on Intertape Polymer Group's business, results of operations and financial condition.

     Compliance with Environmental Regulations Could be Costly. Intertape Polymer Group, like others in similar businesses, is subject to extensive environmental laws and regulations. Intertape's policies and procedures have been designed to comply with these laws and regulations. Increasingly stringent environmental laws and regulations could necessitate Intertape to make additional expenditures to achieve or maintain compliance. Achieving and maintaining compliance with present and future environmental laws and regulations could restrict Intertape's ability to modify or expand its plants or to continue manufacturing. Compliance could also require the acquisition of additional equipment. Some of Intertape Polymer Group's plants have a history of industrial use. Soil and groundwater contamination has occurred at some of Intertape's plants. In some jurisdictions, environmental laws and regulations impose liability on an owner, tenant, or operator of real property for the removal or remediation of hazardous or toxic substances, even if they were unaware of or not responsible for the contamination. Further, any company who arranges for the disposal or treatment of hazardous substances at a disposal facility may be liable for the costs of remediation of such substances at such facility whether or not the company owns or operates the facility. In accordance with environmental laws and regulations, Intertape periodically investigates, remediates, and monitors soil and groundwater contamination at certain of its plants. Intertape is investigating the contamination at its St. Laurent plant to determine whether further action is required. Currently Intertape is remediating contamination at its Marysville, Michigan, and Columbia, South Carolina, plants and has installed a hydraulic barrier at its St. Laurent, Quebec plant to prevent off-site migration of contaminated groundwater; however, it is not anticipated that the ultimate resolution of these matters will have a material adverse effect on Intertape's business or results of operations.

     Intertape Polymer Group obtains Phase I or similar environmental assessments for most of the manufacturing facilities it owns or leases at the time it either acquires or leases such facilities. These assessments typically include general inspections without soil sampling or groundwater analysis. The assessments have not revealed any environmental liability that, based on current information, the Company believes will have a material adverse effect on Intertape. Nevertheless, the Company's assessment may not reveal all potential environmental liabilities and current assessments are not available for all facilities. Consequently, there may be material environmental liabilities the Company is not aware of. In addition, ongoing clean up and containment operations may not be adequate for purposes of future laws and regulations.
The conditions of the Company's properties could be affected in the future by the conditions of the land or operations in the vicinity of the properties. These developments and others, such as increasingly stringent environmental laws and regulations, increasingly strict enforcement of environmental laws and regulations, or claims for damage to property or injury to persons resulting from the environmental, health or safety impact of the Company's operations, may cause the Company to incur significant costs and liabilities that could have a material adverse effect on the Company.

     Anti-takeover provisions in Intertape's Shareholder Protection Rights Plan may prevent an acquisition. On August 24, 1993, the shareholders of Intertape Polymer Group approved a Shareholder Protection Rights Plan. Under the Plan, one common share purchase right was issued on September 1, 1993 in respect of each outstanding common share and became issuable in respect of each common share issued thereafter. Although the Plan was to have expired on September 1, 1998, on May 21, 1998, the shareholders approved an amendment extending the term of the Plan to September 1, 2003. The shareholders at their June 11, 2003 meeting, voted on the adoption of an amended and restated Plan which, among other things, extended the Plan through the date immediately following the date of Intertape's 2006 annual shareholders' meeting. The effect of the Plan is to require anyone who seeks to acquire 20% or more of Intertape Polymer Group's voting shares to make a bid complying with specific provisions of the Plan. Thus, the provisions of the Plan could prevent or delay the acquisition of Intertape Polymer Group by means of a tender offer, a proxy contest, or otherwise, in which shareholders might receive a premium over the then-current market price.

     Our exemptions under the Exchange Act as a foreign private issuer limits the protections and information afforded investors. Intertape Polymer Group is a foreign private issuer within the meaning of the rules promulgated under the Exchange Act. As such, it is exempt from certain provisions applicable to United States companies with securities registered under the Exchange Act, including: (i) the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short-swing" trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer's equity securities within a period of less than six months). Because of these exemptions, purchasers of Intertape Polymer Group's securities are not afforded the same protections or information generally available to investors in public companies organized in the United States. Intertape Polymer Group previously filed its annual reports on Form 20-F. Commencing with the year ended December 31, 2000, the Company filed its annual report on Form 40-F. Intertape Polymer Group reports on Form 6-K with the Commission and publicly releases quarterly financial reports.

     Because Intertape is a Canadian company, it may be difficult for investors to effect service of process or enforce judgments against the Company. Intertape Polymer Group is a Canadian corporation, certain of its officers and directors, and its auditors are residents of Canada, and a portion of its assets are located outside of the United States. Accordingly, it may be difficult for investors to effect service of process within the United States upon Intertape Polymer Group or such persons, or to enforce against them judgments obtained in the United States predicated upon the civil liability provisions of the Securities Act. Your attention is directed to the Section titled "Enforceability of Civil Liabilities Against Foreign Persons" in this
Prospectus for additional information.

     No person has been authorized in connection with the offering made hereby to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by Intertape Polymer Group. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of Intertape Polymer Group or in any other information contained herein since the date of this Prospectus.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE BY WAY OF A PROSPECTUS UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA. THE SECURITIES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA, OR TO ANY RESIDENT THEREOF, IN VIOLATION OF THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA.


                         FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, concerning, among other things, discussions of the business strategy of Intertape Polymer Group and expectations concerning Intertape Polymer Group's future operations, liquidity and capital resources. When used in this Prospectus and in any information incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions are generally intended to identify forward-looking statements. Such forward-looking statements, including statements regarding intent, belief or current expectations of Intertape Polymer Group or its management, are not guarantees of future performance and involve risks and uncertainties. All statements other than statements of historical fact made in this Prospectus or in any document incorporated herein by reference are forward-looking statements. In particular, the statements regarding industry prospects and Intertape Polymer Group's future results of operations or financial position are forward-looking statements. Forward-looking statements reflect current expectations of Intertape's management and are inherently uncertain. Intertape Polymer Group's actual results may differ materially from its management's expectations as a result of various factors, including, but not limited to, those factors set forth above.

                WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Intertape Polymer Group has filed with the Securities and Exchange Commission a Form F-3 Registration Statement under the Securities Act with respect to the Offered Shares. This Prospectus does not contain all the information set forth in the Registration Statement and in the exhibits thereto. For further information about Intertape Polymer Group and the Offered Shares, reference is hereby made to the Registration Statement and to the exhibits and schedules thereto. You may read and copy the Registration Statement, including the exhibits and schedules thereto, and any other materials Intertape Polymer Group has filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site which is available to the public that contains Intertape Polymer Group's filings with the SEC, including reports, proxy and information statements. The SEC's website address is http://www.sec.gov. Intertape Polymer Group also maintains a website, the address of which is http://www.intertapepolymer.com. The information contained in Intertape Polymer Group's website is not a part of this Prospectus.

     Intertape Polymer Group is subject to informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Intertape Polymer Group is currently exempt as a foreign private issuer from the rules and regulations under the Exchange Act, prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.



                     DOCUMENTS INCORPORATED BY REFERENCE

     The Commission allows Intertape Polymer Group to "incorporate by reference" into this Prospectus the information it files with the SEC. This permits Intertape Polymer Group to disclose important information to you by referring you to those documents. The information we incorporate herein by reference is considered a part of this Prospectus and later information we file with the SEC will automatically update and supersede this information. Intertape Polymer Group incorporates by reference the following documents filed with the SEC:

     - 2003 Second Quarterly Report on Form 6-K filed on August 12, 2003, File No. 03-000018.

     - Form S-8, Registration Statement regarding the issuance of shares to the Company's USA Employees' Stock Ownership and Retirement Savings Plan filed on August 19, 2003, File No. 03-000021.

     - Press Release on Form 6-K filed on October 15, 2003 (regarding the consolidation of Water-Activated Tape Operations), File No. 03-000029.

     - Press Release on Form 6-K filed on September 30, 2003 (regarding exercise of over-allotment option granted in Canadian offering to a syndicate of investment dealers), File No. 03-000028.

     - Press Release on Form 6-K filed on September 24, 2003 (regarding the closing of the Canadian offering to a syndicate of investment dealers), File No. 03-000026.

     - Press Release on Form 6-K filed on September 8, 2003 (regarding Canadian offering to a syndicate of investment dealers), File No. 03-000023.

     - Press Release on Form 6-K filed on July 28, 2003, regarding 2003 Second Quarter Results, File No. 03-000016.

     - Press Release on Form 6-K filed on July 14, 2003 (announcing acquisition of Fibope), File No. 03-000014.

     - 2003 First Quarterly Report on Form 6-K filed on May 22, 2003, File No. 03-000008.

     - Annual Report on Form 40-F for the year ended December 31, 2002, filed on May 20, 2003, File No. 03-000006.

     - Press Release on Form 6-K filed on April 30, 2003, regarding 2003 First Quarter Results, File No. 03-000004.

     - The description of Intertape Polymer Group's common shares contained in Form 8-A filed on November 13, 1991, File No. 001-10928, including any amendment or report updating this description.

     Intertape Polymer Group also incorporates herein by reference documents filed with or furnished to the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering being made herein. These documents include:

     - All subsequent annual reports filed on Form 20-F or Form 40-F, and all subsequent filings filed by Intertape Polymer Group pursuant to the Exchange Act.

     - All subsequent reports on Form 6-K furnished by Intertape Polymer Group pursuant to the Exchange Act that contain a statement that it is being incorporated into this Prospectus by reference hereto.

     Intertape Polymer Group will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all information that has been incorporated herein by reference but not delivered with the Prospectus. Requests for such copies should be directed to Intertape Polymer Group Inc., 3647 Cortez Road West, Bradenton, Florida 34210, Attn:
Andrew M. Archibald, C.A., Telephone (866) 202-4713.


     ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     Intertape Polymer Group Inc., certain of its officers and directors, and its auditors, are residents of Canada and a portion of the assets of Intertape Polymer Group and of such persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Intertape Polymer Group or such persons, or to enforce against them judgments obtained in the United States predicated upon the civil liability provisions of the Securities Act. Intertape Polymer Group has appointed Burgess H. Hildreth, Intertape Polymer Group Inc., 3647 Cortez Road West, Bradenton, Florida 34210, as its agent to receive service of process in any action against it in any federal or state court located in the State of Florida ("Florida Court") arising out of the transactions contemplated hereby or any purchase or sale of securities in connection herewith.

     Intertape Polymer Group has been informed by Stikeman Elliott LLP that the laws of Quebec permit an action to be brought before a court of competent jurisdiction in Quebec to recognize and enforce a judgment in person in any Florida Court for a sum of money assessed as damages if:

- the Florida Court rendering the judgment has jurisdiction over the judgment debtor, as determined under the relevant provisions of the laws of Quebec;

- the judgment is not subject to ordinary remedies (such as appeal or judicial review) and is final and enforceable in the State of Florida;

- the judgment was not rendered in contravention of the fundamental principles of procedure (such as notice of fair hearing, right to be heard, right to an independent and impartial tribunal and rules against bias);

- there were no proceedings pending in Quebec and no judgment rendered in Quebec or in a third jurisdiction meeting the necessary conditions for recognition in Quebec between the same parties, based on the same facts and having the same object;

- the outcome of the judgment is not manifestly inconsistent with public order as understood in international relations;

- the outcome of the judgment does not enforce obligations arising from the taxation laws of a foreign country, unless there is reciprocity, or arising from other laws of a public nature, such as penal or expropriation laws;

- the action to enforce the judgment is commenced in Quebec within the applicable limitation period after the date of the judgment; and

- the judgment is not contrary to any order, judgment or directive under the Foreign Extraterritorial Measures Act (Canada), under the Competition Act (Canada) under the Business Concerns Records Act (Quebec), or under any other laws or regulations of the same nature.

     Further, if the judgment was rendered by default, the plaintiff must prove that the act of procedure initiating the proceedings was duly served on the defendant, and the Quebec court may refuse recognition or enforcement of the judgment if the defendant proves that, owing to the circumstances, it was unable to learn of the act of procedure or it was not given sufficient time to offer its defense. In any action brought before a court of competent jurisdiction in Quebec, the defendant will only be permitted to argue that the conditions set out above were not met.

     If investors have questions with regard to these issues, they should seek the advice of their individual counsel.

     Intertape Polymer Group has also been informed by Stikeman Elliott LLP that, pursuant to the Currency Act (Canada), a judgment rendered by a court in any Province of Canada may only be awarded in Canadian currency. An amount in a foreign currency will be converted by a Quebec court into Canadian currency at the rate of exchange prevailing on the date the foreign judgment became enforceable at the place it was rendered or prevailing on the date of the judgment recognizing and enforcing the said foreign judgment at the option of the creditor unless said creditor was negligent in seeking the recognition and enforcement of the judgment in his favor. Under Quebec law, the determination of interest payable under a foreign decision is governed by the laws of the authority that rendered the decision until its recognition and enforcement.


                 OFFER STATISTICS AND EXPECTED TIMETABLE

     1,030,767 of Intertape Polymer Group's Common Shares, no par value, are being offered to the public in this offering by the Selling Shareholder, at their then-current market price as reported on the NYSE, which shares were issued to the Selling Shareholder from Intertape Polymer Group's treasury shares. This offer will remain open until the earlier of (a) the date on which all of the Offered Shares have been sold, (b) the date on which all of the Offered Shares can be sold without registration without regard to the volume restrictions of Rule 144 under the Securities Act, or (c) June 25, 2005.


                            USE OF PROCEEDS

     Intertape Polymer Group will not receive any proceeds from the sale by the Selling Shareholder of the Offered Shares offered hereby. The principal purpose of this offering is to effect an orderly disposition of the Selling Shareholder's shares.


                         OFFERING AND LISTING

     Offering and Listing Details. The Offered Shares constitute 1,030,767 registered Common Shares of Intertape Polymer Group, no par value, which will be offered at the then-current market price for the Common Shares of Intertape Polymer Group on the NYSE. All registration fees incurred in connection with the Offered Shares shall be paid by Intertape Polymer Group. All underwriting commissions and discounts applicable to the Offered Shares shall be borne by the Selling Shareholder.

     The following table sets forth the annual high and low market prices for the Common Shares of Intertape Polymer Group for the five most recent full financial years on the American Stock Exchange ("AMEX"), NYSE, and Toronto Stock Exchange ("TSX"), as indicated:

                Period            High                Low

             1998 (AMEX)         $25.26             $16.10

             1999 (NYSE)          32.90              23.74

             2000 (NYSE)          28.10               7.19

             2001 (NYSE)          14.91               7.00

             2002 (NYSE)          12.80               3.60

    TSX (in Canadian Dollars):

                Period            High                Low

             1998                $39.00             $25.75

             1999                 49.50              35.00

             2000                 41.00              11.00

             2001                 23.00              11.00

             2002                 20.08               5.50

     The following tables sets forth the high and low market prices for the Common Shares of Intertape Polymer Group for each full financial quarter for the two most recent full financial years as well as the first and second quarters of 2003 on the NYSE and TSX:

    NYSE:

                Period            High                Low

         1st Quarter 2001        $11.75              $7.25

         2nd Quarter 2001         14.91               9.04

         3rd Quarter 2001         13.15               7.00

         4th Quarter 2001         10.16               7.60

         1st Quarter 2002         11.90               8.21

         2nd Quarter 2002         12.80              10.86

         3rd Quarter 2002         11.70               7.45

         4th Quarter 2002          7.70               3.60

         1st Quarter 2003          5.58               3.57

         2nd Quarter 2003          6.82               3.10

         3rd Quarter 2003          7.69               5.65

    TSX (in Canadian Dollars):

                Period            High                Low

         1st Quarter 2001        $18.50             $10.70

         2nd Quarter 2001         24.00              14.10

         3rd Quarter 2001         20.00              10.50

         4th Quarter 2001         16.55              11.85

         1st Quarter 2002         16.45              13.05

         2nd Quarter 2002         20.25              16.50

         3rd Quarter 2002         18.50              11.75

         4th Quarter 2002         12.94               5.50

         1st Quarter 2003          8.68               5.30

         2nd Quarter 2003          9.25               4.50

         3rd Quarter 2003         10.54               7.85


     The tables below sets forth the high and low market prices for the Common Shares of Intertape Polymer Group for each of the past six months on the NYSE and TSX:

     NYSE:

               Period              High                Low

             April 2003            5.05               3.10

             May 2003              6.82               4.91

             June 2003             6.02               5.71

             July 2003             7.12               5.65

             August 2003           7.22               6.42

             September 2003        7.69               7.00

     TSX (in Canadian Dollars):

               Period              High                Low

             April 2003            7.32               4.50

             May 2003              9.25               6.85

             June 2003             8.27               7.70

             July 2003            10.10               7.85

             August 2003          10.08               8.85

             September 2003       10.54               9.54


     Plan of Distribution. The Offered Shares covered by this Prospectus are currently outstanding and were issued to the Selling Shareholder in connection with the acquisition of its common shares in Fibope by Intertape Polymer Group.

     It is anticipated that the Offered Shares covered by this Prospectus will be sold from time to time primarily in transactions on the NYSE at the market price then prevailing. Sales may also be made in negotiated transactions or otherwise at prices related to the prevailing market price or otherwise. If Offered Shares are sold through brokers, the Selling Shareholder may pay customary brokerage commissions and charges. The Selling Shareholder may effect transactions by selling shares to or through broker-dealers, and such brokers-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholder and any broker-dealers that act in connection with the sale of the Offered Shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     Markets. Intertape Polymer Group's Common Shares currently trade on the New York Stock Exchange and the Toronto Stock Exchange under the symbol "ITP." The Common Shares were listed on the Toronto Stock Exchange on January 6, 1993. Intertape Polymer Group's Common Shares were listed on the American Stock Exchange until August 23, 1999, at which time they were listed on the NYSE. The Common Shares are not traded on any other exchanges.

     Selling Shareholder. N. QUINTAS - PROJECTOS E INVESTIMENTOS, S.A., now known as N. QUINTAS SGPS, S.A., Rua do Campo Alegre, 830-9, 4150-171 Porto Portugal, a public limited liability company organized under the laws of Portugal, is the Selling Shareholder for whom Intertape Polymer Group is registering shares for resale to the public. The Selling Shareholder has not held any position, office or had any other material relationship with the Company in the past three years. Intertape Polymer Group will not receive any of the proceeds from the sale of the Offered Shares.

     Some or all of the Offered Shares covered by this Prospectus may be offered from time to time on a delayed or continuing basis by the Selling Shareholder.

     The Offered Shares represent 1,030,767 of the 40,840,376 Common Shares of Intertape Polymer Group outstanding as of October 22, 2003, or approximately ..025% of Intertape Polymer Group's total outstanding common shares.

     Expenses of the Issue. Set forth below are expenses to be paid by Intertape Polymer Group in connection with the issuance and distribution of the Offered Shares being registered. All amounts shown are estimates except for the registration listing fees.


     Commission Registration Fee      $  736.40
     Legal Fees and Expenses          $7,500.00
     Accounting Fees               Cdn$2,000.00


                            EXCHANGE CONTROLS

     There are no governmental laws, decrees or regulations in Canada that restrict the export or import of capital, including, but not limited to, foreign exchange controls, or that affect the remittance of dividends, interest or other payments to nonresident holders of the Common Shares, other than withholding tax requirements and any such remittances may be subject to withholding tax. Further, the export of capital from Canada may impose certain reporting, disclosure and other obligations under Canadian law pursuant to the Proceeds of Crime Money Laundering and Terrorist Financing Act (Canada), the Anti-Terrorism Act (Canada) and the United Nations Suppression of Terrorism Regulations (Canada), as well as the rules and regulations passed thereunder.

     There is no limitation imposed by Canadian law or by the charter or other constituent documents of Intertape Polymer Group on the right of nonresident or foreign owners to hold or vote Common Shares, other than the Shareholder Protection Rights Plan which requires anyone who seeks to acquire 20% or more of Intertape's voting shares to make a bid complying with specific provisions of the Plan, or as provided in the Investment Canada Act (Canada). The following summarizes the principal features of the Investment Canada Act.

     The Investment Canada Act requires certain "non-Canadian" (as defined in the Investment Canada Act) individuals, governments, corporations and other entities who wish to acquire control of a "Canadian business" (as defined in the Investment Canada Act) to file either a notification or an application for review with the Director of Investments appointed under the Investment Canada Act. The Investment Canada Act requires that in certain cases an acquisition of control of a Canadian business by a "non-Canadian" must be reviewed and approved by the Minister responsible for the Investment Canada Act on the basis that the Minister is satisfied that the acquisition is "likely to be of net benefit to Canada," having regard to criteria set forth in the Investment Canada Act.

     With respect to acquisitions of voting shares, generally only those acquisitions of voting shares of a corporation that constitute acquisitions of control of such corporation are reviewable under the Investment Canada Act.
The Investment Canada Act provides detailed rules for the determination of whether control has been acquired. For example, the acquisition of one-third or more of the voting shares of a corporation may, in some circumstances, be considered to constitute an acquisition of control. Certain reviewable acquisitions of control may not be implemented before being approved by the Minister. If the Minister does not ultimately approve a reviewable acquisition which has been completed, the non-Canadian person or entity may be required, among other things, to divest itself of control of the acquired Canadian business. Failure to comply with the review provisions of the Investment Canada Act could result in, among other things, a court order directing the disposition of assets or shares.

                         MATERIAL TAX CONSEQUENCES

Material Canadian Federal Income Tax Considerations Applicable to U.S.
Residents

     The following is an overview of the principal Canadian federal income tax considerations generally applicable to a person who is a U.S. Holder. In this section, a "U.S. Holder" means a person who, for the purposes of the Canada-United States Income Tax Convention (1980), as amended, is a resident of the United States for purposes of the Convention and who, for the purposes of the Income Tax Act (Canada), and the regulations thereunder, and at any time while he or she holds or held the Common Shares, is not, has not been, or will not be, deemed to be, resident in Canada, deals at arm's length with Intertape Polymer Group, does not use or hold and is not deemed to use or hold the Common Shares in carrying on a business in Canada, who is the beneficial owner of Common Shares and holds his Common Shares as capital property. Generally, Common Shares will be considered to be capital property to a U.S. Holder provided the U.S. Holder does not hold the Common Shares in the course of carrying on a business and has not acquired the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade. This summary is not applicable to a U.S. Holder that is a "financial institution" for purposes of the mark-to-market rules in the Income Tax Act (Canada) and to an insurer or an authorized foreign bank who carry on an insurance or bank business in Canada.

     This overview is based upon the Tax Convention, the current provisions of the Income Tax Act (Canada), the regulations thereunder as in force on the date hereof, the current published administrative and assessing practices of the Canada Customs and Revenue Agency and all specific proposals to amend the Income Tax Act (Canada) and regulations publicly announced by or on behalf of the Minister of Finance, Canada, prior to the date hereof. It does not otherwise take into account or anticipate any changes in law, or the Canada Customs and Revenue Agency administrative or assessing practices, whether by legislative, governmental or judicial decision or action. This overview is not exhaustive of all possible Canadian federal tax considerations applicable to an investment in Intertape's Common Shares, nor does it take into account the tax laws of the various provinces or territories of Canada. The description of the Canadian federal income tax considerations in this section are of a general nature only and do not take into account the individual circumstances of any particular shareholder, and is not intended to be legal or tax advice to any
U. S. Holder. It is recommended that U.S. Holders consult with their own tax advisors with respect to the income tax consequences to their holding and disposing of Intertape Polymer Group's Common Shares having regard to their particular circumstances.

     Dividends.

     U.S. Holders will be subject to a 15% withholding tax on the gross amount of dividends paid or credited or deemed to be paid or credited to them by Intertape Polymer Group. In the case of a U.S. Holder that is a corporation which beneficially owns at least 10% of the voting stock of Intertape Polymer Group, the applicable withholding tax rate on dividends is 5%.

     A purchase of Common Shares by Intertape Polymer Group (other than a purchase in the open market in the manner in which shares are normally purchased by a member of the public) will give rise to a deemed dividend equal to the amount paid by Intertape Polymer Group on the purchase in excess of the paid-up capital of such shares, determined in accordance with the Income Tax Act (Canada). Any such deemed dividend will be subject to non-resident withholding tax, as described above, and will reduce the proceeds of disposition to a holder of Common Shares for the purposes of computing the amount of his capital gain or loss arising on the disposition for Canadian tax purposes.

     Dispositions.

     A U.S. Holder will not be subject to tax under the Income Tax Act (Canada) in respect of any capital gain arising on a disposition of Intertape's Common Shares unless such shares constitute taxable Canadian property and the U.S. Holder is not entitled to relief under the Tax Convention.

     Generally, Common Shares of a corporation that is listed on a prescribed stock exchange as set forth in the Income Tax Act (Canada), which include the Toronto Stock Exchange and the New York Stock Exchange will not constitute taxable Canadian property of a U.S. Holder unless, at any time during the five-year period immediately preceding the disposition of the Common Shares, the U.S. Holder, persons with whom the U.S. Holder did not deal at arm's length or the U.S. Holder together with such persons, owned, had an interest or option in respect of, or otherwise had a right to acquire, not less than 25% of the issued shares of any class or series of the capital stock of Intertape Polymer Group.

     In any event, under the Tax Convention, gains derived by a U.S. Holder from the disposition of Intertape's Common Shares will generally not be taxable in Canada unless:

- The value of Intertape Polymer Group's shares is derived principally from real property situated in Canada; or

- The U.S. Holder was a resident of Canada for 120 months during any period of twenty (20) consecutive years preceding the alienation of the shares and was a resident of Canada at anytime during the ten (10) years immediately preceding the alienation of the shares, and such shares were owned at the time the U.S. Holder ceased to be a resident of Canada.

Material U.S. Federal Income Tax Considerations Applicable to U.S. Holders

     The following is an overview of the principal U.S. federal income tax considerations generally applicable to a person who is a U.S. Holder. In this section, you are a "U.S. Holder" if you are a beneficial owner of Intertape Polymer Group's Common Shares and are (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation created or organized under the laws of the United States or a state thereof,
(iii) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (iv) a trust subject to primary supervision of a U.S. court and the control of one or more U.S. persons.

     This section is based upon the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations, published rulings of the Internal Revenue Service and court decisions as currently in effect, which are subject to change or repeal. This discussion does not take into account the tax laws of the various states or localities of the United States. The description of the United States federal income tax considerations in this section does not take into account the individual circumstances of any particular shareholder. It is recommended that U.S. Holders consult with their own tax advisors with respect to the income tax consequences to their holding and disposing of Common Shares having regard to their particular circumstances.

     Dividends.

     U.S. Holders will be required to include in gross income as ordinary income the gross amount (including the amount of any Canadian tax withheld) of cash dividends paid by Intertape Polymer Group on the day on which the dividends are actually or constructively received by the U.S. Holder, to the extent the dividends are paid out of Intertape Polymer Group's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of earnings and profits will be applied against and will reduce the U.S. Holder's adjusted tax basis in Intertape Polymer Group's Common Shares, and to the extent distributions are in excess of such basis, will be treated as capital gains. Dividends will not be eligible for the dividends-received deduction generally allowed to United States corporations.

     Dividends paid in a foreign currency to a U.S. Holder may generally be included in the income of a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate on the date the distribution is received or deemed received. A U.S. Holder who receives a foreign currency dividend and converts it into U.S. dollars subsequent to receipt will have exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the U.S. dollar, which will generally be United States-source ordinary income or loss.

     Subject to generally applicable limitations, any Canadian withholding tax imposed on dividends will be treated as a foreign income tax eligible for credit against a U.S. Holder's U.S. federal income tax liability (or, at a U.S. Holder's election, may be deducted in computing taxable income). Dividends generally will constitute foreign-source "passive income" or, in the case of certain holders, "financial services income," for U.S. foreign tax credit purposes. Under rules enacted by Congress in 1997 and other guidance issued by the U.S. Treasury, foreign tax credits may not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities or in respect of arrangements in which a U.S. Holder's reasonably expected economic profit, after non-U.S. taxes, is insubstantial compared to the value of the expected foreign tax credits. Because the tax rules that apply to the availability or use of foreign tax credits and deductions for foreign taxes are complex, it is recommended that U.S. Holders consult with their own tax advisors concerning the implications of these rules in light of their particular circumstances.

     Dispositions.

     Upon the sale or other disposition of Intertape Polymer Group's Common Shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder's adjusted tax basis in the Common Shares. Such gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the shares were held for more than one year at the time of sale or other disposition. In the case of individuals, long-term capital gains are generally taxed at a maximum rate of 20 percent, or 18 percent for assets acquired after the year 2000 and held for more than five years. The deduction of capital losses is subject to limitations under the Code. Gains or losses realized by a U.S. Holder on the sale or other disposition of Intertape
Polymer Group's Common Shares generally will be treated as U.S. source income for U.S. foreign tax credit purposes.

     Backup Withholding and Information Reporting.

     Dividends on Intertape Polymer Group's Common Shares and payments of the proceeds of the sale or other disposition of Intertape Polymer Group's Common Shares, paid within the United States or through certain U.S. related financial intermediaries (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), are subject to information reporting and may be subject to backup withholding at a current rate of 30 percent (to be reduced to 29 percent for years 2004 and 2005, and 28 percent for 2006 and thereafter), if the U.S. Holder fails to provide an accurate taxpayer identification number or to report interest and dividends required to be shown on its U.S. federal income tax returns or otherwise fails to comply with or establish an exemption from such backup withholding tax. The amount of backup withholding imposed on a payment to a U.S. Holder may be refunded by the IRS or allowed as a credit against the U.S. federal income tax of the U.S. Holder provided that the required information is properly furnished to the IRS.


                         DESCRIPTION OF SECURITIES

     The Offered Shares are registered equity securities of Intertape Polymer Group consisting of its common shares as described below.

Common Shares

     Voting: Each common share of Intertape Polymer Group entitles its holder to receive notice of and to attend all annual and special meetings of shareholders of Intertape Polymer Group other than meetings at which only the holders of a particular class or series are entitled to vote, and each such common share entitles its holder to one vote.

     Dividends: The holders of Common Shares of Intertape Polymer Group are, at the discretion of its Board of Directors, entitled to receive out of any or all profits or surplus of Intertape Polymer Group properly available for the payment of dividends, and after the payment of any dividend payable on any Preferred Shares issued and outstanding at such time, any dividends declared by the Board of Directors and payable by Intertape Polymer Group on the common shares.

     Set forth below is a summary, since 1995, of the dividends paid by Intertape Polymer Group per share:

DECLARATION DATE       DIVIDEND         TOTAL PAID        DATE PAID

                       CDN     U.S.        CDN$

March 14, 1995       $ .07     $.05     $1,400,000      March 30, 1995
February 28, 1996      .085     .06     $2,000,000      March 22, 1996
March 4, 1997          .10      .073    $2,500,000      March 27, 1997
March 10, 1998         .013     .092    $3,300,000      March 31, 1998
March 9, 1999          .16      .106    $4,500,000      April 5, 1999
May 15, 2000           .16      .106    $4,500,000      June 8, 2000


     No dividend has been paid since May 15, 2000.

     Dissolution: The holders of Common Shares of Intertape Polymer Group are entitled to share equally in any distribution of the assets of Intertape Polymer Group upon the liquidation, dissolution or winding-up of Intertape Polymer Group or other distribution of its assets among its shareholders. Such participation is subject to the rights, privileges, restrictions and conditions attaching to any Preferred Shares issued and outstanding at such time.

Preferred Shares

     The Preferred Shares of Intertape Polymer Group are issuable in series. Subject to Intertape Polymer Group's Articles, the Board of Directors is authorized to fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to the shares of each series. The Preferred Shares rank prior to the common shares with respect to dividends and return of capital on dissolution. Except with respect to matters as to which the holders of Preferred Shares are entitled by law to vote as a class, the holders of Preferred Shares may or may not be entitled to vote at meetings of shareholders subject to the terms of their issuance. No Preferred Shares have been issued as of the date of this Prospectus.


                           MATERIAL CHANGES

     There have not been any material changes in Intertape Polymer Group's affairs that have occurred since the end of the last fiscal year that have not been reported on Form 6-K, filed under the Exchange Act, and incorporated herein by reference.


           DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                  FOR SECURITIES ACT LIABILITIES

     Section 124 of the Canada Business Corporation Act provides that, subject to the limitations contained in such Act, a corporation may indemnify a director or officer, a former director or officer, or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

     (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     Under the Canada Business Corporation Act, no officer or director of a corporation may be indemnified with respect to any security holder's derivative action brought pursuant to such Act unless a court of competent jurisdiction has approved the terms of such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Intertape Polymer Group pursuant to the foregoing provisions, or otherwise, Intertape Polymer Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against United States public policy as expressed in the Securities Act and is therefore unenforceable in the United States.


                INTERESTS OF NAMED EXPERTS AND COUNSEL

     None of the following experts or counsel has, nor shall any of them receive, any interest that would require disclosure in this Prospectus.
Certain legal matters relating to Canadian law will be passed upon for Intertape Polymer Group by Stikeman Elliott LLP, Montreal, Quebec, Canada. Certain other legal matters in connection with the offering registered hereunder are being passed upon for Intertape Polymer Group by its United States securities counsel, Shutts & Bowen LLP, Orlando, Florida. The consolidated financial statements and the related financial statement schedules for Fiscal 2002, incorporated in this Prospectus by reference from Intertape Polymer Group's Annual Report on Form 40-F, have been audited by Raymond Chabot Grant Thornton General Partnership, independent chartered accountants, Montreal, Quebec, Canada, as stated in their report which is incorporated herein by reference and upon the authority of such firm as experts in accounting and auditing.


PART II:	INFORMATION NOT REQUIRED IN PROSPECTUS

                  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Canada Business Corporation Act, Intertape Polymer Group may indemnify a present or former director or officer or a person who acts or acted at our request as a director or officer of another corporation of which Intertape is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount to settle an action or satisfy judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Intertape Polymer Group or such other corporation and provided that the director or officer acted honestly and in good faith with a view to Intertape's best interests, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval.
A director or officer is entitled to indemnification from Intertape Polymer Group as a matter of right if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set forth above.

     In accordance with the Canada Business Corporation Act, the By-Laws of Intertape Polymer Group provide that it shall indemnify a present or former director or officer or a person who acts or acted at Intertape Polymer Group's request as a director or officer of a body corporate of which Intertape Polymer Group is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfaction of judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Intertape Polymer Group or such body corporate; if (i) he acted honestly and in good faith with a view to Intertape Polymer Group's best interests; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. Intertape Polymer Group will also indemnify such person in such other circumstances as the Canada Business Corporation Act or law permits or requires. The By-Laws do not limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of the By-Laws.

     Reference is also made to Section 11(c) of the Registration Rights Agreement dated June 26, 2003 filed as Exhibit 4 attached hereto for a description of the indemnification arrangements between Intertape Polymer Group and the Selling Shareholder, pursuant to which the Selling Shareholder is obligated, under certain circumstances, to indemnify directors and officers of Intertape Polymer Group against certain liabilities, including certain liabilities under the Securities Act, in connection with this Registration.

     A directors' and officers' liability insurance policy is maintained by Intertape Polymer Group, which insures directors and officers for losses as a result of claims against the directors and officers of Intertape Polymer Group in their capacity as directors and officers and also reimburses Intertape Polymer Group for payments made pursuant to the indemnity provisions under the Canada Business Corporation Act and the By-Laws of Intertape Polymer Group.

	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Intertape Polymer Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against United States public policy as expressed in the Securities Act and is, therefore, unenforceable in the United States. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


EXHIBITS

Exhibit No.              Description                                 Page Nos.

4               Registration Rights Agreement                           30

5               Legal Opinion of Stikeman Elliott LLP                   41

13(a)           Annual Report on Form 40-F for fiscal year ended
                December 31, 2002                                  By Reference

13(b)           2003 First Quarterly Report on Form 6-K            By Reference

13(c)           Press Release regarding 2003 First Quarter
                Results on Form 6-K                                By Reference

13(d)           Forms 6-K filed on July 14, 2003,
                September 8, 2003, September 24, 2003, and
                September 30, 2003                                 By Reference

13(e)           Press Release regarding 2003 Second Quarter
                Results on Form 6-K                                By Reference

13(f)           2003 Second Quarterly Report on Form 6-K           By Reference

13(g)           Form S-8, Registration Statement regarding the
                issuance of shares to the Company's USA Employees'
                Stock Ownership Retirement Savings Plan	           By Reference

23(a)           Consent of Raymond Chabot Grant Thornton General        43
                Partnership

23(b)           Consent of Shutts & Bowen LLP                           44

23(c)           Consent of Stikeman Elliott LLP                         45

24              Power of Attorney                                       28


UNDERTAKINGS

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bradenton and State of Florida, on the 8th day of October, 2003.

                                   INTERTAPE POLYMER GROUP INC.



                                   By:/s/Melbourne F. Yull
                                      Melbourne F. Yull, Chairman, Chief
                                      Executive Officer and Director



                             POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew M. Archibald, C.A. as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments of and supplements to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof,

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/Melbourne F. Yull                       /s/Andrew M. Archibald, C.A.
Melbourne F. Yull, Chairman, Chief         Andrew M. Archibald, C.A.
Executive Officer and Director             Chief Financial Officer, Secretary,
October 8, 2003                            and Vice President, Administration
                                           October 8, 2003

/s/Michael L. Richards                     /s/Ben J. Davenport, Jr.
Michael L. Richards                        Ben J. Davenport, Jr.
Director                                   Director
October 9, 2003                            October 6, 2003


/s/L. Robbie Shaw                          /s/Gordon R. Cunningham
L. Robbie Shaw                             Gordon R. Cunningham
Director                                   Director
October 6, 2003                            October 6, 2003


/s/J. Spencer Lanthier                     /s/Thomas E. Costello
J. Spencer Lanthier                        Thomas E. Costello
Director                                   Director
October 6, 2003                            October 8, 2003


United States Authorized Representative


/s/Victor DiTommaso                        /s/Burgess H. Hildreth
Victor DiTommaso, CPA                      Burgess H. Hildreth
Vice President, Finance                    October 8, 2003
October 8, 2003

                                                     Exhibit 5


                            STIKEMAN ELLIOTT
               STIKEMAN ELLIOTT LLP   Barristers & Solicitors
               1155 Rene-Levesque Blvd. West, 40th Floor
                   Montreal, Quebec, Canada  H3B 3V2
               Tel:  (514) 397-3000  Fax:  (514) 397-3222


INTERTAPE POLYMER GROUP INC.
110 E. Montee de Liesse Blvd.
St. Laurent, Quebec, Canada
H4T 1N4

Dear Sirs/Mesdames:

Re:   Registration Statement on Form F-3
      File No.:  030351-0001

     We have reviewed the registration statement on Form F-3 to be filed by Intertape Polymer Group Inc. (the "Registrant"), with the Securities and Exchange Commission on or about October 24, 2003 (the "Registration Statement") in conneciton with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,030,767 Common Shares, no par value (the "Offered Shares"), o the Registrant currently held by N. QUINTAS, SGPS, S.A., (which was formerly known as N. QUINTAS-PROJECTOS
E INVESTIMENTOS, S.A.) ("Quintas"), which it received as part of the purchase price in connection with the Registrant's indirect acquisition of fifty percent of the issued and outstnading common shares of FIBOPE PORTUGUESA-FILMES BIORIENTADOS S.A. from Quintas. As the Registrant's Canadian counsel, we have examined such corporate records, certificates, and other documents and such questions of law, as we have considered necessary or appropriate for the purposes of the following opinion. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

     Upon the basis of such examination, it is our opinion that the Offered Shares, when sold, will be duly issued and outstanding as fully-paid and non-assessable Common Shares of Registrant.

     The foregoing opinion is limited to the laws of the Province of Quebec and the laws of Canada applicable therein, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We have relied as to certain matters on information obtained from officials of the Registrant and other sources believed by us to be responsible for the affairs of the Registrant.

     We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement.

                                     Yours truly,


                                     /s/Stikeman Elliott LLP

                                                     Exhibit 23(a)

             CONSENT OF INDEPENDENT CHARTERED ACCOUNTANT


     We have issued our report dated February 21, 2003, accompanying the consolidated financial statements of Intertape Polymer Group Inc. appearing in the Annual Report on Form 40-F for the year ended December 31, 2002.
We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears in the Registration Statement.


/s/Raymond Chabot Grant Thornton


General Partnership
Chartered Accountants

Montreal, Quebec, Canada
October 8, 2003

      											Exhibit 23(b)

                           CONSENT OF COUNSEL


     Shutts & Bowen LLP hereby consents to the use of its name in the Prospectus forming a part of the Registration Statement of Intertape Polymer Group Inc. and in any amendment thereto.

                                     SHUTTS & BOWEN LLP


                                     /s/Shutts & Bowen LLP
                                     October 8, 2003
Orlando, Florida

											Exhibit 23(c)

                    CONSENT OF STIKEMAN ELLIOTT LLP


TO:     The Directors of Intertape Polymer Group Inc.


     We hereby consent to the reference to us and to our opinion in the prospectus dated October 23, 2003 of Intertape Polymer Group Inc.
(the "Prospectus") under the headings "Enforceability of Civil Liabilities Against Foreign Persons" and "Interests of Named Experts and Counsel." We also consent to the inclusion of this consent in the registration statement of Intertape Polymer Group Inc. on Form F-3 pursuant to which the Prospectus is filed under the United States Securities Act of 1933, as amended (the "Securities Act"). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


Montreal, Quebec, Canada


                                        STIKEMAN ELLIOTT LLP



                                        /s/Stikeman Elliott LLP
                                        October 9, 2003